Exhibit 10.10.1

FORM OF RESTRICTED STOCK UNIT AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
CONAGRA FOODS, INC. 2014 STOCK PLAN

This Restricted Stock Unit Agreement for Non-Employee Directors, hereinafter referred to as the “Agreement”, is made on the ___ day of ____________, 20__ between ConAgra Foods, Inc., a Delaware corporation (the “Company”), and the undersigned director of the Company (the “Director”).

1.
Award Grant. The Company hereby grants Restricted Stock Units (“RSUs,” and each such unit an “RSU”) to the Director under the ConAgra Foods, Inc. 2014 Stock Plan (the “Plan”), as follows, effective as of ____________ __, 20__ (the “Date of Grant”):

Director:
Number of RSUs:
Date of Grant:
Vesting Date:      (the “Vesting Date”)

Dividend Equivalents: Dividend equivalents on the RSUs will be accumulated for the benefit of the Director if and when regular cash dividends are declared and paid on the Stock in accordance with Section 7 of this Agreement, and will be paid in shares of Stock to the Director upon settlement of the RSUs.
IN WITNESS WHEREOF, the Company and the Director have caused this Agreement to be executed effective as of the date first written above. The Company and the Director acknowledge that this Agreement includes six pages including this first page. The Director acknowledges reading and agreeing to all six pages and that in the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control. Capitalized terms used herein without definition have the meaning set forth in the Plan.

CONAGRA FOODS, INC.	DIRECTOR

By:	By:
Date:_____________________________	Date:

2.	Vesting of RSUs.

(a)Normal Vesting. Subject to the Plan and this Agreement, if the Director serves continuously as a member of the Board from the Date of Grant through the Vesting Date, then the RSUs will become nonforfeitable (“Vest” or similar terms).

(b)Death or Permanent Disability. If the Director ceases to serve as a member of the Board before the Vesting Date due to the death or permanent disability (as defined in the Company’s sole discretion) of the Director (with the occurrence of such permanent disability determined in the Company’s sole discretion), then, to the extent the RSUs have not previously been forfeited, the RSUs will Vest upon the date of the Director’s cessation of service as a member of the Board as a result of such death or permanent disability.

(c)Other than Death or Permanent Disability. If the Director ceases to serve as a member of the Board before the Vesting Date for any reason other than as set forth in Section 2(b) or Section 2(d), then, to the extent the RSUs have not previously been forfeited, the RSUs will Vest upon the date of the Director’s cessation of service as a member of the Board at a rate of 25% of the RSUs for each fiscal quarter during the fiscal year in which the RSU is granted during which the Director served as a member of the Board for at least one (or a portion of one) day (with any RSUs that do not Vest according to this Section 2(c) being forfeited by the Director upon such cessation of service).

(d)Accelerated Vesting in Connection with a Change of Control.

(i)If a Change of Control occurs prior to the Vesting Date, and the Director has continuously served as a member of the Board between the Date of Grant and the date of such Change of Control, then all RSUs evidenced by this Agreement shall become 100% Vested, except (A) to the extent such RSUs have previously been forfeited, or (B) to the extent that a Replacement Award is provided to the Director to replace, continue or adjust the outstanding RSUs (the “Replaced Award”). If the Director’s service as a member of the Board (or the board of directors of any of the Company’s successors after the Change of Control (as applicable, the “Successor Company”)) ceases, other than at the volition of the Director, within a period of one year after the Change of Control but prior to the Vesting Date, to the extent that the Replacement Award has not previously been forfeited, the Replacement Award will become 100% Vested (and become entitled to settlement as specified in Section 3(b)(iii)).

(ii)For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (i.e., time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Successor Company in the Change of Control (or another entity that is affiliated with the Successor Company following the Change of Control), (D) the tax consequences of which for such Director under the Code, if the Director is subject to U.S. federal income tax under the Code, are not less favorable to the Director than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Director than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change in control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied. The determination of whether the conditions of this Section 2(d)(ii) are satisfied will be made in good faith by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

(iii)If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs which at the time of the Change of Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change of Control.

3.Settlement of RSUs.

(a)Normal. Subject to Section 3(b), the Company will issue to the Director one share of Stock as soon as administratively practicable after the Vesting Date (but in no event more than thirty days after the Vesting Date) for each RSU that is a Vested RSU on such Vesting Date to the extent the RSU has not been previously forfeited or settled.

(b)Other Settlement Events. Notwithstanding Section 3(a), to the extent the RSUs are Vested RSUs on the dates set forth below and to the extent the Vested RSUs have not previously been forfeited or settled, the Company will settle such Vested RSUs as follows:

(i)Death or Permanent Disability. If there are such Vested RSUs at the time of the Director’s cessation of service due to death or permanent disability, within thirty days of the Director’s Separation from Service (within the meaning of Section 409A of the Code and the regulations promulgated thereunder) as a result of such death or permanent disability, the Company will issue to the person entitled by will or the applicable laws of descent and distribution to such Vested RSUs one share of Stock for each such Vested RSU.

(ii)Other than Death or Permanent Disability. If there are such Vested RSUs at the time of the Director’s Separation from Service for any reason other than as set forth in Section 2(b) or 2(d), within thirty days of the Director’s Separation from Service, the Company will issue to the Director (or the Director’s legal representative, if applicable) one share of Stock for each such Vested RSU.

(iii)Change of Control. If there are such Vested RSUs upon a Change of Control, the Director is entitled to receive payment for such Vested RSUs in the form of one share of Stock for each such Vested RSU on the date of the Change of Control; provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Director is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to this Section 3 as though such Change of Control had not occurred.

(c)Deferral of Settlement. Notwithstanding the foregoing or anything in this Agreement or the Plan to the contrary, a Director may elect to defer receipt of shares of Stock to be received pursuant to this Agreement pursuant to the Company’s Directors’ Deferred Compensation Plan, as amended from time to time, or any successor deferred compensation plan applicable to non-employee directors.

(d)Specified Employee. Notwithstanding anything (including any provision of the Agreement or Plan) to the contrary, if the Director becomes a specified employee (as defined in Section 409A of the Code), payment to the Director of any deferred compensation subject to Section 409A of the Code on account of a Separation from Service (within the meaning of Section 409A of the Code) shall, in accordance with Treasury Regulation Section 1.409A-3(i)(2), be made to the Director on the earlier of (i) the Director’s death or (ii) the first business day (or within 30 days after such first business day) that is more than six months after the date of Separation from Service. Interest may be paid due to such delay, provided that such interest payments are made at a reasonable rate in accordance with Treasury Regulation Section 1.409A-1(o). Further, any interest will be calculated in the manner determined by the Company in its sole and absolute discretion. Dividend equivalents will be paid with respect to any dividends that would have been paid during the delay as if the Stock had been issued.

4.Non-Transferability of RSUs. The RSUs may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution), nor may the Director enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the RSUs by using puts, calls or similar financial techniques. The RSUs subject to this Agreement may be settled during the lifetime of the Director only with the Director or the Director’s guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the RSUs or any related rights to the RSUs that is contrary to the provisions of this Agreement or the Plan, or upon the levy of any attachment or similar process upon the RSUs or such rights, the RSUs and such rights shall immediately become null and void. The terms of this Agreement shall be binding upon the beneficiaries, executors, administrators, heirs, successors and assigns (the “Successors”) of the Director.

5.Stock Subject to the RSUs. The Company will not be required to issue or deliver any certificate or certificates for shares to be issued hereunder until such shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of the same class are then listed and until the Company has taken such steps as may, in the opinion of counsel for the Company, be required by law and applicable regulations, including the rules and regulations of the Securities and Exchange Commission, and state securities laws and regulations, in connection with the issuance of such shares, and the listing of such shares on each such exchange. The Company will use its best efforts to comply with any such requirements.

6.Rights as Stockholder. The Director or his/her Successors shall have no rights as a stockholder with respect to any shares subject to the RSUs until the Director or his/her Successors shall have become the beneficial owner of such shares, and, except as provided in Section 7 and Section 8 of this Agreement, no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date on which the Director or his/her Successors shall have become the beneficial owner thereof.

7.Payment of Dividend Equivalents. From and after the Date of Grant and until the earlier of (a) the time when the RSUs become Vested and are settled in accordance with Section 2 and Section 3 of this Agreement or (b) the time when the Director’s right to receive shares of Stock in settlement of the RSUs is forfeited in accordance with Section 2 of this Agreement, on the date that the Company pays a cash dividend (if any) to holders of Stock generally, the Director shall be entitled to a number of additional RSUs determined by dividing (i) the product of (x) the dollar amount of the cash dividend paid per share of Stock on such date and (y) the total number of RSUs (including dividend equivalents paid thereon) previously credited to the Director as of such date, by (ii) the Fair Market Value of the Stock on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be paid, in the aggregate rounded down to the nearest whole number, or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.

8.Adjustments Upon Changes in Capitalization; Change in Control. In the event of any change in corporate capitalization, corporate transaction, sale or other disposition of assets or similar corporate transaction or event involving the Company as described in Section 5.5 of the Plan, the Committee shall make equitable adjustment as it determines necessary and appropriate in the number and type of shares subject to the RSUs; provided, however, that no fractional share shall be issued upon subsequent settlement of the RSUs. No adjustment shall be made if such adjustment is prohibited by Section 5.5 of the Plan (relating to Section 409A of the Code).

9.Notices. Each notice relating to this Agreement shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal office in Omaha, Nebraska, Attention: Compensation. Each notice to the Director or any other person or persons entitled to receive shares issuable upon settlement of the RSUs shall be addressed to the Director’s address and may be in written or electronic form. Anyone to whom a notice may be given under this Agreement may designate a new address by giving notice to that effect.

10.Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Director and all rights granted to the Company under this Agreement shall be binding upon the Director’s Successors. This Agreement and the Plan shall be the sole and exclusive source of any and all rights which the Director or his/her Successors may have in respect to the Plan or this Agreement.

11.Resolution of Disputes. Any dispute or disagreement which should arise under or as a result of or in any way relate to the interpretation, construction or application of this Agreement will be determined by the Board. Any determination made hereunder shall be final, binding and conclusive for all purposes. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

12.Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with Section 409A of the Code and any regulations or notices provided thereunder. This Agreement and the Plan shall be interpreted in a manner consistent with this intent. The Company reserves the unilateral right to amend this Agreement on written notice to the Director in order to comply with Section 409A of the Code. It is intended that all compensation and benefits payable or provided to Director under this Agreement shall, to the extent required to comply with Section 409A of the Code, fully comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Directors to the additional tax, interest or penalties which may be imposed under Section 409A of the Code. None of the Company, its contractors, agents and employees, the Board and each member of the Board shall be liable for any consequences of any failure to follow the requirements of Section 409A of the Code or any guidance or regulations thereunder, unless such failure was the direct result of an action or failure to act that was undertaken by the Company in bad faith.

13.Amendment. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

14.Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

15.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Director’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Director’s consent to participate in the Plan by electronic means. The Director hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.